       1                                          File Number 70-8929




SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549


Amendment No. 1
to
Form U-1

APPLICATION-DECLARATION UNDER THE PUBLIC UTILITY
HOLDING COMPANY ACT OF 1935

By

CONSOLIDATED NATURAL GAS COMPANY
CNG Tower
Pittsburgh, Pennsylvania 15222-3199

(a registered holding company and
the parent of the other parties)

THE EAST OHIO GAS COMPANY
1717 East Ninth Street
Cleveland, Ohio  44114


WEST OHIO GAS COMPANY
319 W. Market Street
Lima, Ohio 45802




Names and addresses of agents for service:


S. E. WILLIAMS, Senior Vice President     N. F. CHANDLER, General Attorney
and General Counsel                     Consolidated Natural Gas
Consolidated Natural Gas Company            Service Company, Inc.
CNG Tower                                 CNG Tower
625 Liberty Avenue                        625 Liberty Avenue
Pittsburgh, Pennsylvania  15222-3199      Pittsburgh, Pennsylvania
								     15222-3199





       2                                              File Number 70-8929

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549


Amendment No. 1
to
Form U-1

APPLICATION-DECLARATION UNDER THE PUBLIC UTILITY
HOLDING COMPANY ACT OF 1935

	Consolidated Natural Gas Company and the other joint applicants named herein hereby amend the response under Item 6 in the Form U-1 under the above indicated file number as follows:


Item 6.  Exhibits and Financial Statements
         _________________________________

	The following exhibits and financial statements are made a part of this statement:

(a)  Exhibits

F  Opinion of Counsel for Consolidated, WOG and EOG.


SIGNATURE

Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their respective behalf by the undersigned thereunto duly authorized.


	CONSOLIDATED NATURAL GAS COMPANY
	THE EAST OHIO GAS COMPANY
	WEST OHIO GAS COMPANY



	By   N. F. Chandler
	     Their Attorney

Date:  November 19, 1996